Exhibit 10.10

AMENDMENT OF LEASE

This Amendment of Lease (this “Agreement”), dated as of the 1st day of November 1, 2005, between 60 HUDSON OWNER LLC (successor to Hudson Telegraph Associates, L.P., formerly known as Hudson Telegraph Associates), a Delaware limited liability company, having an address c/o Williams Real Estate Co. Inc., 380 Madison Avenue, New York, New York 10017-2513 (“Owner” or “Landlord”) and COLO PROPERTIES, INC., a Delaware corporation, having an address at 60 Hudson Street, New York, New York 10013 (“Tenant”).

W I T N E S S E T H:

WHEREAS:

A. Landlord’s predecessor and telx Communications Corporation (Tenant’s predecessor) entered into a lease dated as of July 6, 1999 (as amended to date, the “Existing 9th Floor Lease”) pursuant to which Tenant now leases a portion of the 9th floor in the building (the “Building”) known as 60 Hudson Street, New York, New York, the Expiration Date of which is presently April 30, 2015.

B. Landlord and Tenant wish to amend the Existing 9th Floor Lease to provide for additional condenser water service to the premises demised under the Existing 9th Floor Lease.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter contained, Landlord and Tenant agree that the Existing 9th Floor Lease is hereby amended as follows:

1. All terms contained in this Agreement shall, for the purposes hereof, have the same meanings ascribed to them in the Existing 9th Floor Lease unless otherwise defined herein. As used herein, the term “Lease” shall mean the Existing 9th Floor Lease, as amended by this Agreement and as the same may be hereafter amended.

2. The Existing 9th Floor Lease is hereby amended by restating Article 73 to read, in its entirety, as follows:

“73. Condenser Water

(A) Landlord approves, in principle, subject to Tenant’s compliance with all applicable provisions of the Lease, Tenant’s installation of water-cooled supplemental air conditioning systems reasonably acceptable to Landlord (collectively, the “Supplemental System”) located throughout the demised premises with a combined capacity of not more than one hundred forty (140) tons. Tenant will retain a contractor reasonably approved by Landlord (“Contractor”) to construct the Supplemental System and to connect it to the Building’s condenser water riser (in one or more stages) in accordance with plans approved by Landlord and will pay the contractor directly for the cost thereof. There shall be no tap-in charge, but Tenant shall pay to Landlord, upon execution of the contracts) with the contractor, an administrative and supervisory fee equal to five (5%) percent of the amount payable to the contractor for its work in connection with the Supplemental System. Subject to all applicable provisions of the applicable Lease (including specifically, but without limitation, Article 27), Landlord agrees to reserve for Tenant’s use the condenser water necessary to operate the Supplemental System.

(B) Beginning on October 1, 2000, Tenant shall pay Landlord a charge in the initial amount of $1,000.00 per ton per annum (“Condenser Water Charge”) for the first twenty (20) tons of condenser water capacity reserved for Tenant’s use pursuant to Section (A) hereinabove. On January 1, 2001, and on each January 1 thereafter throughout the Term of the applicable Lease, the Condenser Water Charge will increase by two and one-half (2 1/2%) percent of the Condenser Water Charge in effect on the immediately preceding day. Beginning on October 1, 2002, Tenant shall commence payment for the next sixty (60) tons of condenser water capacity. Beginning on August 1,2003, Tenant shall commence payment for the next thirty (30) tons of condenser water capacity. Beginning on November 1,2005, Tenant shall commence payment for the final thirty (30) tons of condenser water capacity. The Condenser Water Charge shall be paid in twelve (12) equal monthly installments, on the first day of each month during the Term of the Existing 9th Floor Lease, as additional rent. Thus, as of November 1, 2005, the aggregate condenser water capacity is one hundred forty (140) tons and the aggregate Condenser Water Charge is $158,397.15 per annum.

(C) Landlord will provide additional condenser water capacity, to the extent then available, from time to time at Tenant’s request at the then-prevailing Building rate therefor.

(D) Tenant shall, at its expense, make all necessary repairs and perform all necessary maintenance work to maintain the Supplemental System in working order and condition.”

3. The covenants, agreements, terms and conditions contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors, and, except as otherwise provided in the applicable Lease, their respective assigns.

4. Except as amended by this Agreement, the Existing 9 th Floor Lease and all covenants, agreements, terms and conditions thereof shall remain in full force and effect and the Existing 9th Floor Lease, as so amended, is hereby in all respects ratified and confirmed.

5. Tenant covenants, represents and warrants that Tenant has had no dealings or communications with any broker or agent in connection with the consummation of this Agreement other than Williams Real Estate Co. Inc. (the “Broker”) and Tenant covenants and agrees to indemnify Landlord from and against all costs, expenses (including reasonable attorneys’ fees and disbursements) and liability for any commission or other compensation claimed by any broker or agent (other than the Broker) with respect to this Agreement.

6. This Agreement may not be changed orally, but only by a writing signed by the party against whom enforcement thereof is sought.

7. The submission of this Agreement to Tenant shall not constitute an offer by Landlord to execute and exchange this Agreement with Tenant and is made subject to Landlord’s acceptance, execution and delivery thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

60 HUDSON OWNER LLC

By:	HUDSON TELEGRAPH ASSOCIATES, L.P., its managing member

	By:	Sixty Hudson Management LLC, general partner

By:
Name:
Manager

COLO PROPERTIES, INC.

By:	/s/ Jonathan Lawrence
Name:	Jonathan Lawrence
Title:	CFO